Exhibit 10.21

Highland Hospitality Corporation

Compensation for Non-Employee Directors

For fiscal year 2006, we paid the Chairman of our Board of Directors an annual fee of $250,000. We paid each of our directors (other than Messrs. Wardinski and Francis) who did not serve as the chairman of one of our committees a director’s fee of $20,000. We paid each director who served as a committee chairman, other than our Audit Committee chairman, a director’s fee of $25,000. The director who served as our Audit Committee chairman was paid a director’s fee of $30,000. We paid each director, other than our Chairman and Mr. Francis, an additional $1,500 fee per Board or committee meeting attended (or $500 per telephonic meeting), except that committee chairpersons were paid $2,500 per committee meeting attended. Directors who are officers or employees receive no additional compensation as directors. In addition, we reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on the Board.

Each of our non-employee directors serving at the time of our 2006 Annual Meeting of Stockholders, other than Mr. Wardinski, received a grant of 2,000 vested shares of common stock at the time of the meeting of the Board immediately following the Annual Meeting of Stockholders.

In January 2007, the Compensation Policy Committee and Board of Directors increased certain elements of director compensation for fiscal year 2007. For fiscal year 2007, we will pay each of our directors (other than Messrs. Wardinski and Francis) who does not serve as the chairman of one of our committees a director’s fee of $30,000. We will continue to pay the Chairman of our Board of Directors an annual fee of $250,000. The director who serves as our Audit Committee chairman will be paid a director’s fee of $42,000. The director who serves as our Compensation Policy Committee chairman will be paid a director’s fee of $37,500. The director who serves as our Nominating and Corporate Governance Committee chairman will be paid a director’s fee of $36,000. We will continue to pay each director, other than our Chairman and Mr. Francis, an additional $1,500 fee per Board or committee meeting attended (or $500 per telephonic meeting), except that committee chairpersons will be paid $2,500 per committee meeting attended. In addition, each of our non-employee directors serving at the time of our 2007 Annual Meeting of Stockholders will receive a grant of 2,000 vested shares of common stock at the time of the meeting of the Board immediately following the Annual Meeting of Stockholders. Finally, we granted Mr. Wardinski 100,000 shares of restricted stock, which will vest in equal tranches over four years, conditioned on continued service to the Company.